Exhibit 10.1

March 6, 2017

MR Argent Advisor LLC
900 3rd Avenue, 11th Floor

New York, New York 10022
Attn: Paul C. Hilal

Ladies and Gentlemen:

CSX Corporation (the “Company”), on the one hand, and MR Argent Advisor LLC (“Mantle Ridge”), on behalf of itself and its affiliated funds (such funds, together with Mantle Ridge, collectively, the “Mantle Ridge Group”), on the other hand, have mutually agreed to the terms contained in this letter agreement (this “Letter Agreement”). For purposes of this Letter Agreement, we refer to each of the Company and the Mantle Ridge Group as a “Party” and, collectively, as the “Parties.”

1.            Board Matters.

(a)       As of the date of this Letter Agreement, the Board of Directors of the Company (the “Board”) has taken the following actions:

(i)       the Board has received and accepted the resignation from the Board of Michael Ward;

(ii)       the Board has duly adopted a resolution, effective as of the date hereof, to increase the size of the Board to sixteen directors;

(iii)       the Board has duly appointed Paul C. Hilal, E. Hunter Harrison, Dennis H. Reilley, Linda H. Riefler, and John J. Zillmer (the “New Directors”) as directors of the Company with terms expiring at the Company’s next annual meeting of shareholders (including any adjournments or postponements thereof, the “2017 Annual Meeting”) to fill the vacancies resulting from the foregoing resignation of Mr. Ward and the increase in the size of the Board;

(iv)       the Board has duly amended and restated the Bylaws of the Company (the “Bylaws”) so that they now read in full as set forth in Exhibit A; and

(v)       the Board has duly appointed Edward J. Kelly, III as Chairman of the Board and Mr. Hilal as Vice Chairman of the Board and the Company agrees to maintain such positions until the conclusion of the 2018 annual meeting of the Company’s shareholders (including any adjournments or postponements thereof, the “2018 Annual Meeting”).

(b)       The Company agrees to promptly amend the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) to reflect the separation of the roles of Chief Executive Officer and Chairman of the Board, the existence of a non-executive Chairman of the Board and the addition of the role of Vice Chairman of the Board.

(c)       At all times prior to the date of the 2017 Annual Meeting, the size of the Board will be not more than sixteen directors. Effective at the 2017 Annual Meeting and until the 2018 Annual Meeting, the size of the Board will be not more than thirteen directors.

(d)       The Company agrees that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2017 Annual Meeting shall consist of the New Directors and Donna M. Alvarado, John B. Breaux, Pamela L. Carter, Steven T. Halverson, Edward J. Kelly, III, John D. McPherson, David M. Moffett and J. Steven Whisler, and that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2018 Annual Meeting will include the New Directors and Donna M. Alvarado, John B. Breaux, Pamela L. Carter, Steven T. Halverson, Edward J. Kelly, III, John D. McPherson, David M. Moffett and J. Steven Whisler, subject in each case to such nominees (i) promptly providing to the Company all information that the Company is entitled to receive from all directors regarding each of them and is required to be or is customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”) or any other filings under applicable law or stock exchange rules or listing standards, including consents to be named in the Company’s proxy statement and to serve as a director of the Company if elected, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and (ii) executing all documents required to be executed by directors nominated for election, such documents to be in substantially the same form as documents executed and provided by directors in connection with the prior year’s annual meeting of shareholders and provided by the Company to Mantle Ridge prior to the date hereof, subject to Section 4 (such conditions, the “Director Nomination Conditions”). Subject to the Director Nomination Conditions, the Company shall use its reasonable best efforts to cause the election of the New Directors at the 2017 Annual Meeting and the 2018 Annual Meeting (including listing such persons in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and advocating that the Company’s shareholders vote in favor of the election of such individuals along with all other Company nominees (and otherwise supporting each of them for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees)). Except as set forth in Section 4, the Mantle Ridge Group acknowledges that the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including the Corporate Governance Guidelines, Code of Ethics and Insider Trading Policy, (as may be amended from time to time, collectively, “Company Policies”) will be applicable to the New Directors as well during their respective terms of service. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to the Mantle Ridge Group. Except as required by applicable law or stock exchange rules or listing standards, the Company will not alter or adopt any Company Policies or amend its Bylaws in a manner that would materially interfere with the purpose of this Letter Agreement.

(e)       The Company agrees that the Company’s proxy statement and proxy card relating to the 2017 Annual Meeting (i) shall include the proposal and related disclosure set forth on Exhibit B (the “Proposal”) and (ii) shall not include any statement inconsistent with disclosure set forth on Exhibit B. The Company further agrees that the Mantle Ridge Group will have the opportunity to review the Company’s proxy statement and proxy card and any additional solicitation materials relating to the 2017 Annual Meeting in advance of filing or first use and that the Company will consider in good faith any comments provided by the Mantle Ridge Group. Although the Company does not plan to solicit shareholders on the advisory vote for the Proposal (and will make no solicitation inconsistent with the disclosure set forth on Exhibit B in connection with the 2017 Annual Meeting), the Company will provide information in connection with the Mantle Ridge Group’s efforts to do so upon reasonable request from the Mantle Ridge Group. The Company further agrees that within 15 days following the 2017 Annual Meeting it will make a determination on the Reimbursement (as defined in Exhibit B) and (A) whether to pay $55,000,000 to Mantle Ridge (such payment to be made without deduction or withholding for any taxes and paid in a lump sum within five days of such determination if the determination is to make such payment) and (B) whether to pay Mr. Harrison $29,000,000 and assume the tax indemnities set forth in Sections 4(c) and 14(b) of the Consulting Agreement entered into between Mr. Harrison and Mantle Ridge, effective January 18, 2017 (and the Company will agree with Mr. Harrison in writing to pay Mr. Harrison such $29,000,000 in a lump sum on or before March 15, 2018 and assume such tax indemnity within five days of such determination if the determination is to make such payment and assume such indemnity).

(f)       Immediately following the 2017 Annual Meeting, the leadership and composition of committees of the Board shall be as set forth on Exhibit C, and the Company shall maintain such committee leadership and composition until at least the conclusion of the 2018 Annual Meeting. Each director will have access to all Board committee materials and be entitled to attend any and all Board committee meetings at his or her discretion.

(g)       If prior to the Termination Date, any of the New Directors is unable to serve or to continue to serve as a member of the Board, the Mantle Ridge Group shall be entitled to have another individual appointed to the Board (a “Successor Director”) who (i) is reasonably acceptable to the Governance Committee, acting in good faith, (ii) meets all director independence and other standards of The Nasdaq Stock Market LLC or any successor thereto and the SEC, to serve as a director of the Company in place of such New Director, (iii) is not an advisory board member, partner (other than solely a limited partner), director, officer or employee of the Mantle Ridge Group (other than if filling a vacancy resulting from Mr. Hilal ceasing to serve on the Board) and (iv) has met the Director Nomination Conditions (with it being understood that (A) the appointment of any individual satisfying the criteria set forth above shall not be unreasonably denied and (B) if a proposed replacement is not appointed to the Board, the Mantle Ridge Group shall be entitled to continue proposing replacements for consideration by the Board) and all references to such New Director, for purposes of this Letter Agreement, shall be deemed references to such Successor Director.

(h)       If at any time prior to the 2017 Annual Meeting the Mantle Ridge Group’s beneficial ownership of shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), is less than 2.0% (the “Minimum Ownership Requirement”) of the outstanding Common Stock (other than as a result of an issuance of shares by the Company or similar transaction that increases the number of outstanding shares of Common Stock), the Mantle Ridge Group shall (i) promptly notify the Company that the Mantle Ridge Group ceases to satisfy the Minimum Ownership Requirement and (ii) cause Mr. Hilal to tender his resignation from the Board, any committee thereof and any other position at the Company or any of its subsidiaries. Upon the request of the Company, the Mantle Ridge Group will apprise the Company of its beneficial ownership with respect to the Company’s securities.

(i)       The Company shall hold the 2017 Annual Meeting as promptly as reasonably practicable but in no event later than June 15, 2017, and shall cooperate with Mantle Ridge in setting a record date with a view to setting a record date, consistent with applicable law and regulation, that seeks to provide shareholders ample time for consideration while also minimizing the number of “empty” shares (i.e., shares that are transferred following the record date and therefore unlikely to be voted). Through the 2017 Annual Meeting, each member of the Mantle Ridge Group will i) cause, in the case of all shares of Common Stock owned of record, such shares and ii) cause the record owner, in the case of all shares of Common Stock beneficially owned but not owned of record, in each case directly or indirectly, by any member of the Mantle Ridge Group and any of its or their affiliates and associates (such terms are defined for purposes of this Letter Agreement as they are defined in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (collectively, the “Mantle Ridge Affiliates”), as of the record date for the 2017 Annual Meeting to cause such shares, (x) to be present for quorum purposes and (y) to be voted in favor of all nominees of the Company in its proxy statement for the 2017 Annual Meeting for election to the Board that are nominated in accordance with and as required by this Letter Agreement. Except as required by applicable law, the Company shall not call or hold any interim special meeting of stockholders prior to the 2017 Annual Meeting.

(j)       The Company agrees to select five or, to the extent necessary, more of the sets of dates set forth on Exhibit D as the dates of the meetings of the Board in 2017. The Company will seek to minimize conflicts of the Board members in setting the other meetings of the Board through December 31, 2019.

2.       Chief Executive Officer. As of the date of this Letter Agreement, the Board (a) has received and accepted, effective upon the execution of this Letter Agreement, the resignation of Mr. Ward as Chief Executive Officer of the Company and (b) has duly appointed Mr. Harrison as Chief Executive Officer of the Company. Mr. Ward shall assume the title of consultant and retire from the Company as of May 31, 2017.

3.       Registration Rights. Promptly following the execution of this Letter Agreement (but in no event later than thirty days following the date hereof), the Company and the Mantle Ridge Group shall enter into a registration rights agreement granting to the Mantle Ridge Group customary and reasonable registration rights with respect to shares of Common Stock beneficially owned by the Mantle Ridge Group, which shall include customary and reasonable limitations on such registration rights.

4.       Company Policies. The Company acknowledges and agrees that none of the confidentiality provisions contained in the Company Policies or any other provision contained in any other document, agreement or policy of the Company shall be deemed to restrict Mr. Hilal from sharing any “confidential information” (as such term is defined in the Corporate Governance Guidelines, and such information and any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing or based upon such information, in whole or in part, “Company Information”) with any of the Mantle Ridge Group’s employees or advisors who need to know such Company Information for the purpose of assisting the Mantle Ridge Group in evaluating and monitoring its investment in the Company, and Mr. Hilal is hereby expressly permitted to share Company Information only with such employees and advisors; provided, that, such employees or advisors agree to maintain the confidentiality of Company Information to the same extent as required by Mr. Hilal as a director of the Company or are otherwise bound (by fiduciary or other professional duty) to maintain the confidentiality of Company Information; provided, further, that if such employees or advisors fail to maintain the confidentiality of Company Information, Mantle Ridge shall be responsible for any non-compliance by such employees or advisors. The Mantle Ridge Group shall maintain the confidentiality of the Company Information to the same extent as required by Mr. Hilal as a director of the Company and shall only use, and shall cause its employees and advisors to only use, Company Information for purposes of the Mantle Ridge Group’s investment in the Company. To the same extent as required by Mr. Hilal as a director of the Company, Mantle Ridge will, promptly following the Company’s written request, return to the Company or destroy, at the Company’s option, all hard copies of Company Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Company Information in the Mantle Ridge Group’s or any of its employees’ or advisors’ possession or control (and, upon the request of the Company, the Mantle Ridge Group shall promptly certify to the Company that such Company Information has been erased or deleted, as the case may be); provided, however, that neither the Mantle Ridge Group nor any of its employees or advisors shall be required to destroy any computer records or files containing any Company Information that have been created pursuant to automatic electronic archiving and back-up procedures in the ordinary course of business where it would be unduly burdensome to do so or would be contrary to applicable law or applicable rules or regulations of any national securities exchange. The Company further acknowledges and agrees that, except for restrictions prohibiting insider trading and, subject to the preceding sentence, confidentiality, none of the restrictions contained in the Company Policies applicable to Mr. Hilal (as director) shall be deemed to apply to the Mantle Ridge Group. Notwithstanding anything to the contrary set forth in this Letter Agreement, nothing herein shall restrict or limit the ability of the Mantle Ridge Group from engaging in a proxy contest, it being agreed that the Mantle Ridge Group and its representatives shall be entitled to disclose that portion of (and only such portion of) Company Information required to be disclosed by applicable law in order to engage in such a proxy contest.

5.       Certain Actions. The Board and each director of the Board (including each New Director) will not utilize committees of the Board for the purpose of discriminating against any director of the Board in order to limit any of their participation in substantive deliberations of the Board.

6.       Non-Disparagement. (a) The Mantle Ridge Group agrees that it will not, and will cause its controlled affiliates, managing members, advisory board members, partners (other than partners who are solely limited partners), directors, officers and employees not to, and will direct its agents and representatives in their capacity as such not to, make, or cause to be made, any statement or announcement (including social media or in any written communication to the Company or in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons) that constitutes an ad hominem attack on, or disparages, the Company, its officers, directors, advisory board members, or employees or any person who has served as an officer, director or employee of the Company on or following the date hereof in any public communication or in any communication that would reasonably be expected to enter the public domain and (b) the Company agrees that it will not, and will cause its controlled affiliates, directors, officers and employees (but only to the extent acting at the direction of a Company director or officer) not to, and will direct its agents and representatives in their capacity as such not to, make, or cause to be made, any statement or announcement (including social media or in any written communication to any member of the Mantle Ridge Group or in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons) that constitutes an ad hominem attack on, or disparages, any member of the Mantle Ridge Group, their respective officers, directors, advisory board members, partners or employees, or any person who has served as an officer, director, advisory board member, partner or employee of any member of the Mantle Ridge Group on or following the date hereof in any public communication or in any communication that would reasonably be expected to enter the public domain. The foregoing shall not prevent (i) the making of any factual statement in the event that either Party or any of its representatives are required to make that statement by applicable subpoena, legal process, other legal requirement or the rules of any securities exchange to which it is subject or (ii) a response by a Party to any statement made by the other Party or any of its controlled affiliates, managing members, directors, officers, partners (other than partners who are solely limited partners), employees, agents or representatives which is in violation of this Section 6. For the avoidance of doubt, nothing in this Section 6 shall be deemed to restrict either Party from making any true statement relating to the other Party in connection with the solicitation of proxies from the Company’s shareholders at any annual or special meeting of stockholders following the 2017 Annual Meeting.

7.       Press Release. The Parties agree that the Company will issue the press release attached to this Letter Agreement as Exhibit E promptly following the execution and delivery of this Letter Agreement by the Parties. On the date of the announcement of this Letter Agreement, the Parties agree not to (i) issue a press release in connection with this Letter Agreement or the actions contemplated hereby (other than the press release in Exhibit E) or (ii) make any other public statement, disclosure or announcement with respect to this Letter Agreement or the actions contemplated hereby, other than, in each case of (i) and (ii), as mutually agreed to by the Company and Mantle Ridge.

8.       Power and Authority of the Company. The Company represents and warrants to the Mantle Ridge Group that (a) the Company has the corporate power and authority to execute and deliver this Letter Agreement and to bind it hereto, (b) this Letter Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, and (c) the execution, delivery and performance of this Letter Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9.       Power and Authority of the Mantle Ridge Group. Each member of the Mantle Ridge Group represents and warrants to the Company that (a) Mantle Ridge, as the authorized signatory of such member of the Mantle Ridge Group, has the power and authority to execute and deliver this Letter Agreement and to bind such member of the Mantle Ridge Group hereto, (b) this Letter Agreement has been duly authorized, executed and delivered by such member of the Mantle Ridge Group, constitutes a valid and binding obligation of such member of the Mantle Ridge Group, and is enforceable against each such member of the Mantle Ridge Group in accordance with its terms, (c) the execution of this Letter Agreement by such member of the Mantle Ridge Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such member of the Mantle Ridge Group, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound and (d) the Mantle Ridge Group beneficially owns in the aggregate approximately 44,352,702 shares of Common Stock and has additional economic exposure to 570,600 shares of Common Stock under certain cash settled total return swaps. Other than as set forth in this Letter Agreement, the Mantle Ridge Group does not have any economic exposure to or voting power with respect to the Company.

10.       Termination. Each Party’s obligations under this Letter Agreement will extend until, and terminate upon the conclusion of, the 2018 Annual Meeting (such date, the “Termination Date”); provided, that (x) Section 4 shall continue in full force and effect until the date that is 12 months after the date Mr. Hilal ceases to serve as a director of the Company and (y) the Mantle Ridge Group’s rights under Section 1(g) and the Company’s obligation to include Mr. Hilal on its proxy card relating to the 2017 Annual Meeting shall each cease upon the earlier of the Termination Date and the date that the Mantle Ridge Group ceases to satisfy the Minimum Ownership Requirement.

11.       Fiduciary Duties; New Directors.

(a)       Nothing in this Letter Agreement will be deemed to require the violation of the fiduciary duties of any director of the Company under Virginia law in the director’s capacity as such.

(b)       Mantle Ridge acknowledges that the New Directors shall have all of the rights and obligations, including fiduciary duties to the Company and its shareholders, of a director under applicable law and the Company’s organizational documents while such New Directors are serving on the Board.

12.       Trading in Company Securities. Each member of the Mantle Ridge Group acknowledges that it, and its employees and advisors, may have access to information concerning the Company constituting material non-public information under applicable federal and state securities laws, and each member of the Mantle Ridge Group agrees that neither it nor any of its employees or advisors shall trade or engage in any derivative or other transaction on the basis of such information in violation of such laws.

13.       Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

14.       Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

15.       APPLICABLE LAW AND JURISDICTION. THIS LETTER AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING BASED ON OR ARISING OUT OF THIS LETTER AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR, IF SUCH COURT DECLINES TO ACCEPT JURISDICTION, ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, NEW YORK COUNTY). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.

16.       Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

If to the Company:

CSX Corporation
500 Water Street, 15th Floor

Jacksonville, FL 32202
Attention: Ellen M. Fitzsimmons, Executive Vice President of Law and Public Affairs,

   General Counsel and Corporate Secretary

Facsimile: (904) 359-1216

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: George R. Bason, Jr. and Marc O. Williams

Facsimile: (212) 701-5340; (212) 701-5843

If to Mantle Ridge:

MR Argent Advisor LLC
c/o Mantle Ridge, LP
900 Third Avenue, 11th Floor
New York, NY 10022

Attention: Paul C. Hilal

Facsimile: (646) 762-8541

With a copy to (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: Richard M. Brand; William P. Mills

Facsimile: (212) 504-6666

17.       Entire Agreement; Amendment. This Letter Agreement, including exhibits and schedules attached to this Letter Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. This Letter Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Letter Agreement and no consent provided for in this Letter Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

18.       Severability. If at any time subsequent to the date hereof, any provision of this Letter Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Letter Agreement.

19.       No Third Party Beneficiaries; Assignment. This Letter Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Letter Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Letter Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Letter Agreement on any persons other than the Parties, nor is anything in this Letter Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

20.       Interpretation and Construction. When a reference is made in this Letter Agreement to a Section, such reference shall be to a Section of this Letter Agreement, unless otherwise indicated. The headings contained in this Letter Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement. Whenever the words “include,” “includes” and “including” are used in this Letter Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Letter Agreement shall refer to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Letter Agreement. The word “or” is not exclusive. The definitions contained in this Letter Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. For purposes of this Letter Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Letter Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Letter Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Letter Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Letter Agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

If the terms of this Letter Agreement are in accordance with your understanding, please sign below and this Letter Agreement will constitute a binding agreement among us.

CSX CORPORATION

By:	/s/ Ellen M. Fitzsimmons
Name:	Ellen M. Fitzsimmons
Title:	Executive Vice President of Law and Public Affairs, General Counsel and Corporate Secretary

Acknowledged and agreed to as of the date
first written above:

MR ARGENT ADVISOR LLC, on behalf of itself and its affiliated funds

By: Mantle Ridge LP, its managing member

By: Mantle Ridge GP LLC, its managing member

By: PCH MR Advisor Holdings LLC, its managing member

By:___/s/ Paul C. Hilal____________________

Name: Paul C. Hilal
Title: Sole Member

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